News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Media Contact:

Kristin Kovach

kkovach@crossroads.us

816.507.1069

Investor Relations Contact:

Kay Gregory

Kay.Gregory@umb.com

816.860.7106

UMB Healthcare Services Announces Agreement to Acquire HSA Business from Old National Bank

Transaction adds key talent, significantly increases direct-to-employer business

KANSAS CITY, Mo. (June 27, 2022) — UMB Bank, n.a., a subsidiary of UMB Financial Corporation (Nasdaq: UMBF), is pleased to announce the execution of a definitive agreement to acquire the health savings account (HSA) business of Old National Bank, a wholly owned subsidiary of Old National Bancorp (Nasdaq: ONB).The transaction contemplates the transfer of approximately $500 million in client assets of which approximately $400 million are held in deposit accounts (based on numbers as of March 31, 2022). The assets, which are comprised of approximately 157,000 accounts across more than 3,000 employer groups, will significantly expand UMB’s direct-to-employer accounts.

“Our strategic focus continues to be on growth in the direct-to-employer space,” UMB Director of Healthcare Services Phil Mason said. “This acquisition provides significant business gain and a strong, experienced team that will complement our organic growth efforts.”

Old National Bancorp, one of the largest bank holding companies headquartered in the Midwest, has offered direct-to-employer HSAs since 2004.

“We are thrilled to partner with an organization like UMB Healthcare Services that is strongly committed to investing in the HSA space and exceeding the expectations of clients,” said Old National President and COO Mark Sander. “Anytime you can enter into an agreement with full confidence that clients and team members are going to benefit, you feel very good about making that decision.”

UMB Healthcare Services provides solutions for 4.9 million healthcare spending account cards, and services more than 1.2 million HSAs, totaling more than $2.7 billion in HSA assets and deposits as of March 31, 2022. At year-end 2021, UMB Healthcare Services ranked as the No. 6 HSA provider in the U.S. based on number of accounts, according to Devenir.

“While we have been in the HSA space since the beginning, we’ve been extremely intentional in continuing to grow and evolve our business model and services based on customer needs, industry adjustments, and an ever-changing healthcare landscape,” Mason continued.

This news follows UMB Healthcare Services’ recent announcement regarding its new suite of tax-advantaged benefit accounts that now also includes flexible spending accounts (FSAs), health reimbursement arrangements (HRAs) and commuter benefit accounts.

This transaction is an example of the consolidation trend occurring in the consumer directed healthcare account marketplace, which is expected to continue as the natural progression of this industry’s lifecycle advances.

“Being part of a 109-year-old financial institution provides us with a different perspective and approach,” Mason said. “We’re committed to this business for the long-term and are excited for the additional momentum this acquisition provides.”

Upon closing, the nine-person Old National team will transition to UMB Healthcare Services, adding meaningful expertise while also providing uninterrupted service to existing customers.

“We are excited to welcome this team to UMB, as they will be an exceptional addition to our group and will help us further expand in this highly competitive space,” Mason said. “Led by Ruste Pontenberg, this team has earned an outstanding service reputation among their clients, which aligns with our culture and service approach.”

This acquisition is pending regulatory approval and is expected to close during the fourth quarter 2022.

About UMB

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. The company also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn, or follow us on Twitter at @UMBBank.